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                                                                       EXHIBIT 5


             [KAYE,SCHOLER,FIERMAN,HAYS & HANDLER, LLP LETTERHEAD]








                               October 9, 1997


SC International Services, Inc.
525 East Lamar Boulevard
Arlington, Texas  76011

The Parties Identified on
Schedule A hereto

Ladies and Gentlemen:

         We refer to SC International Services, Inc.'s (the "ISSUER") and the parties' identified on Schedule A hereto (the "GUARANTORS") offer to exchange $1,000 principal amount of 9 1/4% Senior Subordinated Notes due 2007, Series B, of the Issuer (the "EXCHANGE NOTES") (together with the related Guarantees of the Guarantors), for each $1,000 principal amount of the outstanding unregistered 9 1/4% Senior Subordinated Notes due 2007, Series A, of the Issuer (the "PRIVATE NOTES") (together with the related Guarantees of the Guarantors), which Exchange Notes (and the related Guarantees of the Guarantors) are the subject of the Registration Statement on Form S-4, to which this opinion is an Exhibit, filed with the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "ACT") on the date hereof (the "REGISTRATION STATEMENT").

         In connection herewith, we have examined the Registration Statement as filed on the date hereof, the Indenture, dated as of the August 15, 1997, among the Issuer, the Guarantors and The Bank of New York, as trustee (the "INDENTURE"), and the Private Notes (and the related guarantees of the Guarantors included therewith) (the Indenture, the Exchange Notes and the related Guarantees of the Exchange Notes of the Guarantors are collectively referred to herein as the "DOCUMENTS"), together with such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

         On the basis of the foregoing examination, we advise you that, upon the
(i) Registration Statement becoming effective under the Act, and (ii) qualification of the Indenture under the Trust Indenture Act of 1939, as amended, in our opinion:

         (1) The Exchange Notes will have been duly authorized and will constitute valid and binding obligations of the Issuer, subject to
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SC International Services, Inc.        2                      October 9, 1997
and the Parties Identified on
Schedule A hereto

                  applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors' rights generally and general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

         (2) The Guarantee of the Exchange Notes by each Guarantor will have been duly authorized and will constitute a valid and binding obligation of such Guarantor, subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors' rights generally and general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at action at law).

         The foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

         The foregoing opinions are subject to the qualification that the enforceability of certain rights, remedies and waivers provided in the Documents may be unavailable or limited by certain laws and judicial decisions. In respect of such qualification, however, we are of the opinion that such laws and judicial decisions do not, subject to the other exceptions and limitations contained in this letter, make the remedies generally afforded by the Documents inadequate to permit enforcement of the indebtedness arising thereunder. We note that the provisions of any Document that permit any person thereunder to take action or make determinations, or to benefit from indemnities and similar undertakings of the Issuer or any Guarantor, may be subject to a requirement that such action be taken or such determinations be made, and that any action or inaction by such person which may give rise to a request for payment under such an undertaking be taken or not taken, on a reasonable basis and in good faith.


         We consent to the filing of this opinion with the Commission as an Exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included therein. Our opinion is rendered solely for your information in connection with the foregoing, and may not be relied upon by any other person or for any other purpose without our prior written consent. In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission.


                                                  Very truly yours,


                                /S/  KAYE, SCHOLER, FIERMAN, HAYS & HANDLER, LLP
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                                   SCHEDULE A

Caterair International Corporation
Sky Chefs, Inc.
Caterair International Transition Corporation
Onex Ohio Acceptance Corporation
Onex Ohio Finance Corp.
Onex Ohio Finance Corp. II
Onex Ohio Equity Corp.
Onex Ohio Equity Corp. II
Onex Ohio Credit Corp.
Onex Ohio Credit Corp. II
Onex Ohio Capital Corp.
Onex Ohio Capital Corp. II
Onex Ohio Fiscal Corp.
Onex Ohio Fiscal Corp. II
Onex Ohio Funds Corp.
Onex Ohio Funds Corp. II
Sky Chefs International Corp.
JFK Caterers, Inc.
Caterair Consulting Services Corporation
Western Aire Chef, Inc.
Caterair Airport Properties, Inc.
Caterair St. Thomas Holdings Corporation
Sky Chefs Argentine, Inc.
c/o SC International Services, Inc.
524 East Lamar Blvd.
Arlington, Texas 76011

Caterair International, Inc. (II)
6550 Rock Spring Drive
Bethesda, Maryland 20817

Arlington Services, Inc.
Arlington Services Holding Corporation
Bethesda Services, Inc.
Caterair New Zealand Limited
300 Delaware Avenue
Third Floor, Suite 315
Wilmington, Delaware 19801